                                                                     Exhibit 99a

                                                       CONTACTS: MEDIA INQUIRIES
                                                                     Lin Cummins
                                                                  (248) 435-7112
                                                  linda.cummins@arvinmeritor.com

                                                              INVESTOR INQUIRIES
                                                                   Alice McGuire
                                                                  (248) 655-2159
                                                  alice.mcguire@arvinmeritor.com

          ARVINMERITOR REPORTS FISCAL YEAR 2004 SECOND-QUARTER RESULTS

         TROY, MICH., (APRIL 23, 2004) -- ArvinMeritor, Inc. (NYSE:ARM) today reported record sales of $2.3 billion and net income of $41 million, or $0.59 per diluted share, for its second fiscal quarter ended March 31, 2004, compared to the prior year's second-quarter net income of $24 million, or $0.36 per diluted share. The second quarter included a gain and associated tax benefits of $0.23 per diluted share on the sale of the company's 75 percent shareholding in AP Amortiguadores, S.A. (APA), a joint venture that manufactures ride control products and a charge of $0.08 per diluted share resulting from an agreement with the Environmental Protection Agency to remediate a former Rockwell facility that was sold in 1985.

         Sales increased $261 million, up 13 percent, from the prior year's second quarter. On a constant currency basis, sales would have been up approximately six percent, compared to the second quarter of fiscal year 2003, primarily as a result of stronger North American commercial vehicle truck and trailer volumes.

         Operating income for the second quarter of fiscal year 2004 was $81 million, a 29- percent improvement compared to the same period last year. Operating income in the second quarter of fiscal year 2004 included a pre-tax gain of $20 million on the sale of APA and the environmental remediation costs of $8 million. Without these items, operating income would have increased 10 percent, despite higher pension and retiree medical costs, which were $8 million higher than the same quarter in fiscal year 2003, and higher steel costs of $8 million.

         ArvinMeritor Chairman and Chief Executive Officer Larry Yost said, "We are pleased with the improvement in our second-quarter results. Our sales and earnings benefited from the stronger North American Class 8 truck volumes. The benefit of higher volumes and continued cost-reduction actions allowed us to improve our results."

         Equity in earnings of affiliates was $5 million, $4 million higher than the same period last year, primarily as a result of higher commercial vehicle affiliate earnings in Brazil, Mexico and India. Net interest expense of $25 million was down $2 million from last year's second quarter. Proceeds from the sale of APA and cash generated from operations were used this quarter to reduce total debt and amounts outstanding under the company's accounts receivable securitization and factoring programs by $88 million.

         As a result of the company's ongoing legal entity restructuring to more closely align its organizational structure with the underlying operations of the businesses and the favorable tax treatment of the gain on the sale of APA, the company's effective tax rate decreased to 26 percent compared to 32 percent in the second quarter of fiscal year 2003. These actions are expected to reduce the company's effective tax rate to approximately 30 percent in fiscal year 2004. Excluding the tax benefit of the APA sale, the company's full-year tax rate would approximate 32 percent.

         Specific business segment financial results include:

         - Light Vehicle Systems (LVS) sales were $1,239 million, up $75 million, or six percent, from the second quarter of fiscal year 2003. On a constant currency basis and excluding the effects of the disposition of APA, sales would have been nearly flat. Operating income was $46 million, up 59 percent from the same period last year, and operating margin was 3.7 percent, up from 2.5 percent in the prior year. Operating income was favorably impacted by the $20 million gain on the sale of APA, and partially offset by the previously mentioned environmental remediation costs of $8 million and higher premium product launch costs of $4 million. Removing the effects of the gain on APA and the environmental charge, operating margin would have increased to 2.7 percent, when compared to the same period last year.

         - Commercial Vehicle Systems (CVS) sales were $769 million, up $180 million, or 31 percent from last year's second quarter. On a constant currency basis, sales would have been higher than the prior year by approximately 25 percent. Operating income was $38 million, or 31 percent higher than the same period last year, and operating margin was 4.9 percent, unchanged from the prior year. During the quarter, CVS dissolved its transmission joint venture with ZF Friedrichshafen in favor of a marketing arrangement that allows CVS to provide the Freedomline(TM) transmission family to its customers. During the quarter, CVS recognized sales of $8 million that would have been recognized by the joint venture prior to the dissolution. Excluding the effect of terminating the transmissions joint venture, operating margin in the second quarter of fiscal year 2004 would have been 5.3 percent. Other factors negatively affecting operating margins during the quarter included higher steel costs, higher pension and retiree medical costs and investments in commercial vehicle exhaust technology.

         - Light Vehicle Aftermarket (LVA) sales were $199 million, down $5 million from last year's second quarter. On a constant currency basis, sales would have been lower than the prior year by approximately seven percent. LVA incurred an operating loss of $3 million during the quarter, compared to operating income of $6 million for the same period last year. Difficult industry conditions continued during the quarter, particularly in the European exhaust market, where capacity exceeded demand. Management has implemented additional actions to improve profitability, reduce costs and align itself with current market conditions. LVA recorded $2 million of restructuring costs in the second quarter of fiscal year 2004. In addition, increased steel costs and pricing pressures negatively impacted the results for the quarter.

SIX-MONTH SUMMARY

         For the first six months of fiscal year 2004, sales were $4.4 billion, up $732 million, or 20 percent, compared to the same period last year. The sales increase includes incremental revenues of $203 million associated with the fiscal year 2003 acquisition of the majority interest in Zeuna Starker and favorable currency translation of approximately $275 million. Operating income for the first six months of fiscal year 2004 was $130 million, a decrease of $6 million, compared to the same period last year. Operating income in fiscal year 2004 includes the costs associated with the withdrawn tender offer for Dana Corporation of $16 million (before a non-operating gain of $7 million on the sale of Dana stock owned by the company) and the environmental remediation costs of $8 million, partially offset by the gain on the sale of APA of $20 million.

         Net income for the first six months of fiscal year 2004 was $60 million, or $0.88 per diluted share, up from $56 million, or $0.83 per diluted share, in the same period last year.

OUTLOOK

         "Our fiscal year 2004 outlook for light vehicle production remains unchanged at 16.1 million vehicles in North America," Yost said. "Our light vehicle production outlook for fiscal year 2004 in Western Europe is 16.6 million vehicles, also unchanged from our previous estimate. Our current outlook for Class 8 truck production in North America has increased to 227,000 units for fiscal year 2004, up slightly from our previous estimate of 222,000 units."

         "Our latest sales outlook for fiscal year 2004 is $9.0 billion, unchanged from our previous guidance," Yost continued. "We continue to maintain our full-year guidance of $2.20 to $2.40 as the one-time costs incurred in the first quarter associated with the Dana transaction and the environmental charge we recorded this quarter were offset by the APA gain. For the third quarter of fiscal year 2004, our sales forecast is $2.3 billion, and our outlook for diluted earnings per share is in the range of $0.70 to $0.75 per diluted share, up from $0.69 per diluted share a year ago.

         "We are pleased with our earnings performance in the second quarter, as we saw our earnings grow year over year. We expect to see this improvement continue in the third quarter. We're focused on providing value to our customers and shareowners by managing our portfolio of products and strategically focusing on our core competencies. As part of our strategy to divest non-core businesses, we completed the sale of our share in the APA ride control joint venture during the quarter.

         "Although our businesses have many opportunities, we face challenges. While uncertainty of steel prices and supply remain a concern, we are taking appropriate actions to mitigate this risk. With the strong dedication and commitment of our people, we are proud of the progress and the successes we have been able to achieve during the quarter."

         ArvinMeritor, Inc. is a premier $8-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., the company employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com.

         All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; availability and cost of raw materials; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company's debt; the ability of the company to access capital markets; credit ratings of the company's debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

ArvinMeritor, Inc. (NYSE:ARM) will host a telephone conference call to discuss the company's fiscal year 2004 second-quarter financial results on Friday, Apr. 23, 2004, at 11:00 a.m. (ET).To participate, call (706) 643-7449 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time -- or for 90 days by recording -- by visiting www.arvinmeritor.com. A replay of the call will be available from noon Apr. 23, until midnight, Apr. 26, 2004, by calling 1-800-642-1687 within the United States and Canada or (706) 645-9291 for international calls. Please refer to conference ID number 6447725.

                               ARVINMERITOR, INC.
                        STATEMENT OF CONSOLIDATED INCOME
               (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                QUARTER ENDED            SIX MONTHS ENDED
                                                   MARCH 31,                 MARCH 31,
                                           ---------------------       ---------------------
                                             2004         2003          2004         2003
                                           -------       -------       -------       -------
SALES                                      $ 2,254       $ 1,993       $ 4,434       $ 3,702
COST OF SALES                               (2,053)       (1,807)       (4,051)       (3,342)
                                           -------       -------       -------       -------
  GROSS MARGIN                                 201           186           383           360
SELLING, GENERAL AND ADMINISTRATIVE           (124)         (114)         (240)         (215)
ENVIRONMENTAL CHARGE                            (8)         --              (8)         --
COSTS FOR WITHDRAWN TENDER OFFER              --            --             (16)         --
RESTRUCTURING COSTS                             (8)          (11)           (9)          (11)
GAIN ON DIVESTITURES                            20             2            20             2
                                           -------       -------       -------       -------

OPERATING INCOME                                81            63           130           136
EQUITY IN EARNINGS OF AFFILIATES                 5             1             7             2
GAIN ON SALE OF MARKETABLE SECURITIES         --            --               7          --
INTEREST EXPENSE, NET AND OTHER                (25)          (27)          (51)          (52)
                                           -------       -------       -------       -------

INCOME BEFORE INCOME TAXES                      61            37            93            86
PROVISION FOR INCOME TAXES                     (16)          (12)          (27)          (28)
MINORITY INTERESTS                              (4)           (1)           (6)           (2)
                                           -------       -------       -------       -------

NET INCOME                                 $    41       $    24       $    60       $    56
                                           =======       =======       =======       =======

DILUTED EARNINGS PER SHARE                 $  0.59       $  0.36       $  0.88       $  0.83
                                           =======       =======       =======       =======

DILUTED AVERAGE SHARES OUTSTANDING            69.0          67.5          68.5          67.5
                                           =======       =======       =======       =======

                               ARVINMERITOR, INC.
                    CONSOLIDATED BUSINESS SEGMENT INFORMATION
                            (UNAUDITED, IN MILLIONS)

                                           QUARTER ENDED              SIX MONTHS ENDED
                                              MARCH 31,                  MARCH 31,
                                        ---------------------       ---------------------
                                         2004           2003         2004          2003
                                        -------       -------       -------       -------
SALES:
  LIGHT VEHICLE SYSTEMS                 $ 1,239       $ 1,164       $ 2,490       $ 2,067
  COMMERCIAL VEHICLE SYSTEMS                769           589         1,454         1,161
  LIGHT VEHICLE AFTERMARKET                 199           204           397           401
  OTHER                                      47            36            93            73
                                        -------       -------       -------       -------
TOTAL SALES                             $ 2,254       $ 1,993       $ 4,434       $ 3,702
                                        =======       =======       =======       =======

OPERATING INCOME:
  LIGHT VEHICLE SYSTEMS                 $    46       $    29       $    77       $    71
  COMMERCIAL VEHICLE SYSTEMS                 38            29            70            53
  LIGHT VEHICLE AFTERMARKET                  (3)            6            (2)           12
  OTHER                                    --              (1)            1          --
                                        -------       -------       -------       -------

       SEGMENT OPERATING INCOME              81            63           146           136
  COSTS FOR WITHDRAWN TENDER OFFER         --            --             (16)         --
                                        -------       -------       -------       -------
       SEGMENT OPERATING INCOME         $    81       $    63       $   130       $   136
                                        =======       =======       =======       =======

                               ARVINMERITOR, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)

                                            MARCH 31,      SEPTEMBER 30,
                                              2004            2003
                                           ----------     -------------
                                           (UNAUDITED)
ASSETS

CASH                                       $  119           $  103
RECEIVABLES                                 1,582            1,327
INVENTORIES                                   566              543
OTHER CURRENT ASSETS                          247              253
PROPERTY, NET                               1,275            1,332
GOODWILL                                      984              951
OTHER ASSETS                                  735              731
                                           ------           ------

TOTAL                                      $5,508           $5,240
                                           ======           ======


LIABILITIES AND SHAREOWNERS' EQUITY

SHORT-TERM DEBT                            $    3           $   20
ACCOUNTS PAYABLE                            1,392            1,311
ACCRUED AND OTHER CURRENT LIABILITIES         583              534
OTHER LIABILITIES                             884              871
LONG-TERM DEBT                              1,527            1,541
MINORITY INTERESTS                             68               64
EQUITY                                      1,051              899
                                           ------           ------

TOTAL                                      $5,508           $5,240
                                           ======           ======

                               ARVINMERITOR, INC.
                  SUMMARY STATEMENT OF CONSOLIDATED CASH FLOWS
                            (UNAUDITED, IN MILLIONS)

                                                                      SIX MONTHS ENDED MARCH 31,
                                                                      -------------------------
                                                                      2004                2003
                                                                      -----               -----
OPERATING ACTIVITIES

NET INCOME                                                            $  60               $  56
ADJUSTMENTS TO INCOME:
    DEPRECIATION AND AMORTIZATION                                       112                 103

    RESTRUCTURING COSTS, NET OF EXPENDITURES                             (2)                  3
    GAIN ON SALE OF MARKETABLE SECURITIES                                (7)                 --
    GAIN ON DIVESTITURES                                                (20)                 (2)
    PENSION AND RETIREE MEDICAL EXPENSE                                  66                  48
    PENSION AND RETIREE MEDICAL CONTRIBUTIONS                           (44)               (102)
    CHANGE IN RECEIVABLE SECURITIZATION AND FACTORING                   (27)                180
    CHANGES IN ASSETS AND LIABILITIES                                  (104)                (50)
                                                                      -----               -----
  CASH PROVIDED BY OPERATING ACTIVITIES                                  34                 236
                                                                      -----               -----

INVESTING ACTIVITIES

CAPITAL EXPENDITURES                                                    (71)                (69)
PROCEEDS FROM DISPOSITIONS OF PROPERTY AND BUSINESSES                    71                  42
ACQUISITIONS OF BUSINESSES AND INVESTMENTS, NET OF CASH ACQUIRED         --                 (91)
PROCEEDS FROM SALE OF MARKETABLE SECURITIES                              18                  --
                                                                      -----               -----
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES                         18                (118)
                                                                      -----               -----

FINANCING ACTIVITIES

  NET CHANGE IN REVOLVING DEBT                                          (23)                (50)
  NET CHANGE IN OTHER DEBT                                               (9)                 --
                                                                      -----               -----
NET CHANGE IN DEBT                                                      (32)                (50)
PROCEEDS FROM STOCK OPTION EXERCISES                                      5                  --
CASH DIVIDENDS                                                          (14)                (13)
                                                                      -----               -----
CASH USED FOR FINANCING ACTIVITIES                                      (41)                (63)
                                                                      -----               -----

IMPACT OF CURRENCY ON CASH                                                5                  10
                                                                      -----               -----
CHANGE IN CASH                                                           16                  65
CASH AT BEGINNING OF PERIOD                                             103                  56
                                                                      -----               -----
CASH AT END OF PERIOD                                                 $ 119               $ 121
                                                                      =====               =====